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NEWS RELEASE

NR10-17

August 25, 2010

Dorato Provides Update on Minera Afrodita’s Drilling Program

Receives Additional Drill Results from Taricori Drilling

TAR-021: 3.1 metres of 4.8 g/t Au and 2.2 metres of 5.9 g/t Au

Vancouver, British Columbia - Dorato Resources Inc. (“Dorato” or the “Company”) (TSX-V: DRI, Frankfurt: D05, OTCQX: DRIFF) is pleased to provide an update on Minera Afrodita’s drill program on the Taricori Gold Zone within the Cordillera del Condor project in northwest Peru.  Dorato has a right to acquire 100% of Minera Afrodita.

Results

Results have been received for drill holes TAR-021 to TAR-025 inclusive, which were drilled on Platform 4 (Figure 1, with highlights in Table 1) and designed to test the strike extent of known mineralization to the north and to test new targets to the south of the recently defined Taricori Gold Zone.

Table 1:  Platform 4 Drill Hole Assay Results* (holes TAR 021-025)

Drill Hole		From (m)	To (m)	Thickness (m)	Au (g/t)	Ag (g/t)
TAR-021	Intersection 1	43.62	46.70	3.08m	4.79 g/t	23.3 g/t
	Intersection 2	72.00	87.90	15.90m	1.21 g/t	47.2 g/t
	including	74.64	75.58	0.94m	3.82 g/t	460.2 g/t
	and	85.62	87.90	2.28m	4.45 g/t	44.9 g/t
	Intersection 3	179.17	181.38	2.21m	5.88 g/t	43.1 g/t
	including	180.58	181.38	0.80m	16.1 g/t	112.6 g/t
TAR-022	Intersection 1	130.80	131.60	0.80m	2.53 g/t	69.6 g/t
	Intersection 2	158.35	163.00	4.65m	1.15 g/t	13.8 g/t
	including	158.35	159.4	1.05m	3.16 g/t	19.4 g/t
TAR-023	Intersection1	80.90	83.70	2.80m	2.40 g/t	150.3 g/t
TAR-024	No significant mineralization
TAR-025	Intersection1	122.74	122.9	0.16m	0.70 g/t	6.4 g/t
	Intersection 2	127.0	129.0	2.00m	0.76 g/t	1.8 g/t

* using a cut-off of 0.25 g/t gold and allowing up to 2m of dilution

Drilling Update & Interpretation

To date 35 drill holes have been completed at Taricori and drillhole 36 is in progress (Figure 1).  Drilling in 2009 and 2010 was guided by 3D geological modelling of underground adits.  Current drilling (Platforms 5 and higher) is designed to delineate gold bearing veins to the east and to expand the area of known mineralization.  As a result, recent and current platforms are utilizing structural models, surface mapping and alteration vectors.

The most recent drill hole, TAR-035, suggests potassic alteration (biotite, k-spar) and veining in altered dacites is increasing in intensity eastward (Figure 2).  Mineralization typical of the Taricori zone is present in this hole (spahlerite, galena, pyrite) but significantly, additional mineral phases including pyrrhotite and trace chalcopyrite are also present.  Alteration within the Taricori system to date is characterized by argillic, phyllic and propylitic alteration which is typically encountered on the margins of porphyry copper-gold systems.  The introduction of significant potassic alteration and additional mineralization styles suggests that a higher temperature; more reduced part of the hydrothermal system may be present to the east.  This interpretation will be tested over the coming months as drilling continues.

02 (-50)
05 (-50)
01 (-70)
03 (-60)
06 (-65)
09 (-50)
07 (-70)
08 (-85)
Pad 1
Pad 2
04 (-50)
DH10 (-57)
15 (-42)
20 (-50)
13 (-60)
14 (-50)
21 (-58)
17 (-60)
16 (-45)
18 (-50)
19 (-65)
11 (-70)
Pad 3
22 (-85)
Pad 4
24 (-50)
23 (-50)
32 (-65)
25 (-60)
33 (-51)
Pad 6
27 (-45)
26 (-50)
29 (-50)
30 (-80)
Pad 5
28 (-60)
Legend
N
Sedimentary Rocks
Volcanic Rocks
Dacite Intrusions
Granodiorite
Collars (Red=Reported)
Drill Hole Traces (Red=Reported)
50 25 0 50Meters

Figure 1: Drillhole Location Map

Figure 2:  Schematic Long Section; Alteration Vectors

Cordillera del Condor Background

The Cordillera del Condor District has been one of the most important gold-bearing areas in Ecuador and Peru since pre-Incan times.  On the Ecuador side of the border historical small-scale but high-grade gold production is reported to have exceeded 100,000 ozs. per year.

Modern exploration on the Ecuadorian side of the border has recently resulted in the discovery of multiple world-class gold and base metal-bearing deposits, such as Kinross Gold Corp’s Fruta del Norte Gold deposit (inferred resources of 13.6 million contained ounces gold at 7.23 g/t gold), Corriente Resources Inc.’s Mirador Copper-Gold porphyry deposit (measured & indicated resources of 438 million tonnes at 0.61% copper, 0.19 g/t gold, and inferred resources of 235 million tonnes at 0.52% copper, 0.17 g/t gold) and the Mirador Norte Copper-Gold porphyry deposit (171 million indicated tonnes at 0.51% copper, 0.09 g/t gold plus 46 million inferred tonnes at 0.51% copper, 0.07 g/t gold), and Dynasty Metals & Mining Inc’s Jerusalem Gold deposit in the Chinapintza district (measured & indicated resources of  0.58 million ounces gold at 12.4 g/t gold plus an inferred resource of  0.71 million ounces at 11.5 g/t gold).  The technical information with respect to the above deposits was obtained through the respective company’s public disclosure documents available on SEDAR.

Qualified Person

EurGeol Keith J. Henderson, P.Geo. Dorato’s President and CEO and a qualified person as defined by National Instrument 43-101, has reviewed the scientific and technical information that forms the basis for this news release.  Mr. Henderson is not independent of the Company as he is an officer and a director.

The analytical results were reviewed by Tansy O’Connor-Parsons, Senior Geochemist.  Minera Afrodita on-site personnel rigorously collect and track samples which are then security sealed and shipped to ACME Laboratories, Cuenca, Ecuador for preparation and on to Vancouver, BC for analysis.  Au is analyzed by fire assay on a 30g aliquot followed by fusion and an ICP-OES finish.  Samples greater than 10 ppm are analyzed by classical gravimetric fire assay. ACME's quality system complies with the requirements for the international standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Certified reference material, blank material, and quarter-core duplicates are inserted at regular intervals into the sample sequence by field personnel prior to shipping in order to independently assess analytical accuracy and precision. In addition, representative blind duplicate samples are routinely forwarded an ISO-compliant third party laboratory for additional quality control.

About Dorato Resources Inc.

Dorato Resources Inc. is mineral exploration company focused on the highly prospective Cordillera del Condor Gold District in northern Peru and adjacent to the border with Ecuador – one of the most important gold-bearing districts in the region since pre-Incan times.  Dorato, through a series of option agreements, has the right to wholly acquire an extensive land package of approximately 1,050-square-kilometres – providing the Company with the largest land position in the Cordillera del Condor and a highly strategic position in this emergent gold district.  Dorato is well funded and possesses experienced management with a proven track record.

On behalf of the board of directors of

DORATO RESOURCES INC.

(signed) “Keith J. Henderson”
President and CEO

For further information please contact:

Steve Stakiw, Manager – Corporate Communications

Michael Pound, Manager – Investor Relations

Email: info@doratoresources.com

Phone: 604-638-5817

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Statement

This press release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward looking information” within the meaning of the British Columbia Securities Act and the Alberta Securities Act. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking information. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking information. Statements in this press release regarding Dorato’s business or proposed business, which are not historical facts are forward-looking information that involve risks and uncertainties, such as estimates and statements that describe Dorato’s future plans, objectives or goals, including words to the effect that Dorato or management expects a stated condition or result to occur. Since forward-looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties. The foregoing commentary is based on the beliefs, expectations and opinions of management on the date the statements are made. The Company disclaims any intention or obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise.